Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE

AGREEMENT

FOR THE CRD SURVEY

BY AND BETWEEN

SAEXPLORATION, INC.

AND

TGS-NOPEC GEOPHYSICAL COMPANY ASA

January 9, 2020

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT FOR THE CRD SURVEY, dated as of January 9, 2020, is by and between SAExploration, Inc., a Delaware corporation with its address at 1160 Dairy Ashford Road, Suite 160, Houston, Texas 77079 (“Seller”), and TGS-NOPEC Geophysical Company ASA, a public limited company registered in Norway with its address at 4 Lensmannslia, N-1386, Asker, Norway (“Purchaser”).

RECITALS:

WHEREAS, Seller owns the Acquired Assets (as hereinafter defined); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the Acquired Assets in exchange for the Purchase Price (as hereinafter defined), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, substantially simultaneously with the execution and delivery of this Agreement, Seller, Purchaser, and ALASKAN Seismic Ventures, LLC have executed and delivered the Asset Purchase Agreement for the Aklaq and Kuukpik Surveys (the “ Aklaq-Kuukpik Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.	INTERPRETATION

1.1	DEFINITIONS

In addition to the terms defined throughout this Agreement, the following terms have the respective meanings set forth below:

(a)

“Affiliate” means any Person which controls or is controlled by a Party, or which controls or is controlled by a Person which controls such Party; and “control” means the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or partnership interests or otherwise.

(b)	“Agreement” means the agreement comprised by this document, all attached schedules, and all written amendments signed by all Parties.

(c)	“Acquired Agreements” means the agreements listed on Exhibit B.

(d)

“Acquired Assets” means (i) 100% of all right, title, and interest, whether absolute or contingent, legal or beneficial, currently held or hereafter acquired by Seller or its Affiliates in the Data, (ii) all physical and electronic media comprising, storing or displaying the Data, including all Intellectual Property rights thereto and all processed and reprocessed data thereof, and all related support documentation (including open file, stack sections, field gathering tapes, surveying data, survey’s notes, driller’s notes, observer’s notes, processing reports, OB logs, survey data, parameter specs or testing information, surface use, mineral permits, and other pertinent support information related to the Data as appropriate or necessary for the marketing and reprocessing of the Data following the Closing), (iii) Seller’s rights and benefits under the Acquired Agreements arising after the Closing Time, including its share of all revenues earned after the Closing Time, and (iv) all rights and benefits associated with the Data, including any Permits related thereto; provided, however, that the Acquired Assets shall not include any Alaska tax credit applications, tax credit revenues or tax credit certificates covering any of the Data.

(e)

“Acquired Liabilities” means the Liabilities under the Acquired Agreements, Permits, authorizations or approvals included in the Acquired Assets solely to the extent such Liabilities (i) first arise after the Closing Time and do not otherwise relate to events, actions, conditions or circumstances first occurring on or before the Closing Time, (ii) relate solely to performance thereunder after the Closing Time, (iii) do not arise from or relate to any breach of the terms thereof by Seller on or before the Closing Time or from any occurrence or circumstance giving rise to a claim against Seller or any Affiliate of Seller under any indemnity thereunder on or before the Closing Time, (iv) do not arise from any violation of Applicable Law by Seller on or before the Closing Time and (v) do not arise from or relate to any breach by Seller of any representation or warranty in Section 3.1 of this Agreement.

(f)

“Applicable Law” means all statutes, laws, regulations, rules, orders, judgments, guidelines, policies and directives of a Governmental Authority in effect from time to time having jurisdiction over the Parties or the transactions contemplated herein.

(g)	“Bill of Sale, Assignment, and Assumption Agreement” has the meaning ascribed to such term in Section 2.2.

(h)	“Business Day” means any day excepting a Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Applicable Law to be closed for business.

(i)	“Closing” means the completion of the purchase and sale of Acquired Assets and related matters contemplated by this Agreement, at the Closing Time, in the manner provided for in this Agreement.

(j)	“Closing Date” means the date of this Agreement.

(k)	“Closing Time” means 10:00 am, Central Time, on the Closing Date.

(l)	“Confidential Information” has the meaning ascribed to such term in Section 4.4.

(m)

“Consents” means all consents, approvals and permissions required from, filing with or notices to, any Person which is required in connection with the execution, delivery or performance of this Agreement or any other Transaction Document contemplated herein, the consummation of the transactions contemplated hereby or thereby, including those necessary in order to transfer and sell the Acquired Assets or any contracts, contractual rights, Intellectual Property rights or obligations under the Acquired Assets pursuant to this Agreement, or any of the foregoing which is required in order to prevent a breach of or a default under, or a termination or modification of any Acquired Agreement, which right of breach, default, termination or modification results from the consummation of the transactions contemplated by this Agreement or any other Transaction Document contemplated herein.

(n)

“Data” means the seismic data surveys located in the State of Alaska as more particularly described on Exhibit A, together with the geophysical, geological and well log data resulting from such seismic data surveys and well log services related thereto or derived therefrom, including all customary accompanying data that is needed to derive value from the foregoing.

(o)	“Excluded Assets” means any assets of any kind other than the Acquired Assets.

(p)

“Excluded Liabilities” means any liabilities or obligations of any kind other than the Acquired Liabilities and includes the following: (i) any Liability of Seller for taxes (including any Liability for Transfer Taxes and ad valorem and property taxes, and any Liability for taxes on Excluded Assets); (ii) any debt of Seller or its Affiliates; (iii) any Liability arising out of the Excluded Assets; (iv) any Liability arising out of any Proceeding pending or threatened against or affecting Seller or, to the extent arising out of Seller’s ownership or operation of the Acquired Assets on or prior to the Closing Time, the Acquired Assets; (v), and (v) any other Liability arising, or relating to acts, omission or events occurring, on or prior to the Closing Time under or in connection with or related to the Acquired Assets or the Seller.

(q)	“Fundamental Representations” means the representations included in Sections 3.1(a), (b), (c), (d), (f)(i), and (f)(iii) of this Agreement.

(r)	“Funds Flow Memorandum” has the meaning ascribed to such term in Section 2.3.

(s)

“Governmental Authority” means any government, governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, borough, parish or municipality, jurisdiction or other political subdivision thereof.

(t)

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), and (f) all copies and tangible embodiments thereof (in whatever form or medium).

(u)

“Knowledge” means, with respect to Seller, those facts that are actually known, or should have been reasonably known, by any of the officers, directors, or managers of Seller, after reasonable inquiry.

(v)

“Liability” means any debt, obligation, commitment, duty or liability of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

(w)

“Lien” means any title defect, lien, mortgage, pledge, charge, transfer restriction, right of first refusal, preemptive right, option, claim, security interest, right of others or other encumbrance of any nature whatsoever.

(x)	“Losses” has the meaning ascribed to such term in Section 5.2.

(y)	“Parties” or “Party” means Purchaser and Seller, collectively referred to as the Parties and any party individually referred to as Party.

(z)

“Permits” means any permits, licenses, approval, consents, certificates, concessions or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Laws.

(aa)	“Permitted Assignees” has the meaning ascribed to such term in Section 7.4.

(bb)

“Person” means any individual, body corporate, partnership, limited liability company, trust, trustee, executor, administrator, legal representative, any unincorporated organization and any other entity or organization of any kind, including any Governmental Authority.

(cc)

“Proceeding” shall mean any claim, action, suit, investigation, demand, notice, litigation, proceeding at law or in equity (including any civil, criminal, administrative, investigative or appellate proceeding), arbitration, audit, examination, hearing or other proceeding threatened, commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or any other Person.

(dd)	“Purchase Price” has the meaning ascribed to such term in Section 2.3.

(ee)	“Purchaser Indemnified Parties” has the meaning ascribed to such term in Section 5.2.

(ff)	“Seller Indemnified Parties” has the meaning ascribed to such term in Section 5.3.

(gg)	“Third Party” means any Person other than the Parties to this Agreement or their respective Affiliates.

(hh)

“Transaction Documents” means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Funds Flow Memorandum and any other agreements, instruments or documents delivered pursuant hereto or thereto.

(ii)	“Transfer Taxes” has the meaning ascribed to such term in Section 4.3.

1.2	HEADINGS

The headings to articles, sections and subsections to this Agreement are for ease of reference only, but are not deemed to form part of the Agreement and must not be used to interpret any part of this Agreement.

1.3	DRAFTING

The Parties acknowledge that their respective legal counsel have each reviewed and participated in the drafting of this Agreement, and as a result, any rule of contractual interpretation to the effect that any ambiguity is to be resolved against the drafting Party does not apply to the interpretation of this Agreement.

1.4	REFERENCES

(a)

A reference to “this Agreement” is a reference to the entire agreement and not only one particular article or section, a reference to an “article” is a reference to the contents of only that article of this Agreement, and a reference to “section” is a reference to the contents of only that section. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(b)

A reference to “will” or “shall” means that the Party must perform the matter so described; a reference to “may” means that the Party has the option, but not the obligation, to perform the matter so described.

(c)	Where the context requires, a reference to one gender means the other or neuter gender, and a reference to a single number means the plural, and vice-versa.

(d)

The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.5	BUSINESS DAYS

If the last day on which any action required or permitted to be taken hereunder by any of the Parties hereto is not a Business Day, such action may be taken on the next succeeding day which is a Business Day.

2.	ASSET SALE AND PAYMENT

2.1	PURCHASE AND SALE OF ASSETS

On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Purchaser, all of the Seller’s rights, title and interests in and to the Acquired Assets at the Closing for the consideration specified below in this Article 2, in each case, other than the Excluded Assets and free and clear of all Liens. Title to the Acquired Assets shall pass to Purchaser at the Closing Time. Notwithstanding anything to the contrary contained in this Section 2.1 or elsewhere in this Agreement, the Excluded Assets of Seller are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller after the Closing Time.

2.2	ACQUIRED LIABILITIES; EXCLUDED LIABILITIES

Seller shall assign, and Purchaser shall assume, effective as of the Closing Time, only the Acquired Liabilities. To further evidence the purchase and sale of the Acquired Assets and the assumption of the Acquired Liabilities as set forth in this Section 2.2, the Parties will execute and deliver at the Closing Time a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Bill of Sale, Assignment and Assumption Agreement”). Notwithstanding anything to the contrary contained herein, except for the Acquired Liabilities, it is expressly understood and agreed that Purchaser shall not assume, be obligated to pay, perform or discharge, and Seller shall retain, pay, perform and discharge in due course, any claim or proceeding against, or Liabilities, contracts or any other obligations whatsoever of the Seller. In no event shall Purchaser assume, be obligated to pay, perform or discharge any Excluded Liabilities.

2.3	PURCHASE PRICE

Purchase Price. Subject to the terms and conditions of this Agreement, and as full consideration for the sale and transfer of the Acquired Assets to Purchaser by Seller, the assignment and assumption of the Acquired Liabilities by Purchaser from Seller, the representations, warranties, covenants and agreements contemplated herein, Purchaser agrees to pay or cause to be paid to Seller an aggregate amount equal to (i) FIVE HUNDRED THOUSAND US DOLLARS ($500,000), minus (ii) ZERO US DOLLARS ($0.00), which the Parties acknowledge and agree represents the amount of any licensing fees with respect to the licensing of the Data granted by Seller after October 17, 2019 (the resulting difference, the “Purchase Price”), which Purchaser shall pay to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller, in accordance with that certain Funds Flow Memorandum, dated as of the Closing Date, by and among the Parties and ALASKAN Seismic Ventures, LLC (the “Funds Flow Memorandum”).

3.	REPRESENTATIONS AND WARRANTIES

3.1	REPRESENTATIONS OF SELLER. Seller hereby represents and warrants to Purchaser as follows:

(a)	Standing. Seller is a corporation duly incorporated and validly subsisting and in good standing under the laws of its jurisdiction of incorporation.

(b)

Authority. Seller has taken all necessary actions and has all requisite capacity, power and authority to enter into this Agreement and the other Transaction Documents required to be delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder.

(c)

Execution and Enforceability of Documents. This Agreement has been and any other Transaction Document to which Seller is a party, will be, duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of Seller subject to the qualification that such enforceability may be subject to: (i) bankruptcy, insolvency, fraudulent preference, reorganization or other Applicable Laws affecting creditor’s rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)

No Conflicts. Except as set forth on Schedule 3.1(d), the execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) violate, be in breach of, conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), (x) the charter, bylaws or other governing documents of Seller, (y) any provision of any Permit or material agreement or instrument to which Seller is party or by which Seller or its interests in the Acquired Assets are bound, or (z) any Applicable Law, or (ii) result in, or require, the creation or imposition of, any Lien upon or with respect to the Acquired Assets.

(e)

Consents. Seller has received all necessary Consents from any and all Third Parties required to sell the Acquired Assets to Purchaser, except for any Consents listed on Schedule 3.1(e), which shall be governed by Section 4.2.

(f)	Acquired Assets. With respect to the Acquired Assets:

(i)

Seller is the sole and exclusive owner of, and have good, valid and merchantable title to all of the Acquired Assets, free and clear of all Liens, and are exclusively entitled to possess and dispose of the same;

(ii)	the Data includes all of the deliverables set forth on Exhibit A;

(iii)

with the exception of the rights and obligations expressly set forth in the Acquired Agreements, Seller has not sold the Acquired Assets and there are no outstanding options or rights to acquire or use, access or view in any manner all or any part of the Acquired Assets, and furthermore, for clarity, with the exception of the rights and obligations expressly set forth in the Acquired Agreements, no Third Party has any option or right (whether at law, pre-emptive, contractual, equitable or otherwise) capable of becoming an agreement to purchase from Seller, or to use, access, view, license or sublicense in any manner, all or any part of the Acquired Assets (including any option to use, view or access the Data or an option to acquire a license to the Data at a specified price, specifically in connection with any Permits);

(iv)	with respect to the Acquired Agreements:

(1)	Seller has made available true, correct and complete copies of the Acquired Agreements to which it is a party (including each amendment, supplement or modification thereto) to Purchaser;

(2)

the Acquired Agreements to which Seller is a party are binding and enforceable on Seller and to Seller’s Knowledge, binding and enforceable on the other parties to the Acquired Agreements in accordance with their terms, subject, in each case, to the qualification that such enforceability may be subject to: (i) bankruptcy, insolvency, fraudulent preference, reorganization or other Applicable Laws affecting creditor’s rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law);

(3)

except as set forth on Schedule 3.1(e), the Acquired Agreements to which Seller is a party and/or Seller’s rights thereunder may be freely transferred to the Purchaser in accordance with this Agreement without triggering any right for the counterparties to terminate or amend any of the Acquired Agreements; and

(4)

neither Seller, nor, to Seller’s Knowledge, any of the applicable counterparties to any of the Acquired Agreements to which Seller is a Party have at any time materially breached its obligations under any Acquired Agreement nor, to Seller’s Knowledge, has any event or circumstance occurred which with the passage of time and/or the giving of notice would become a material breach of any of Seller’s or any of the applicable counterparties’ obligations under any Acquired Agreement. Seller has not given or received written notice of termination of any Acquired Agreement to which Seller is a Party existing on the Closing Date;

(v)

with respect to the Permits included in the Acquired Assets, such Permits constitute all of the Permits used or necessary for the lawful ownership and operation of the Acquired Assets. Seller has made available to Purchaser true and complete copies of all such Permits issued to it. Seller is the authorized legal holder of such Permits and each such Permit is valid, binding and in full force and effect as to the Seller. Seller is not, and Seller has not received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits and Seller has not received any written notice that any such Permit will be revoked or issued, renewed, or modified on terms or conditions that are substantially different than those currently in effect; and

(vi)

the surveys included in the Data were conducted and contain all such data as otherwise may be expected from similar surveys carried out by competent and diligent seismic contractors; all such data is organized, stored, and maintained in electronic format and/or on tape storage in accordance with industry practice; and all Data included in the Acquired Assets has been processed and produced in the practices and standards expected of a competent seismic contractor in a professional, careful, and competent manner; and there are no agreements or licenses relating to any part of the Acquired Assets or the Acquired Liabilities other than have been disclosed to Purchaser.

(g)

Certain Developments. The Acquired Assets have been owned and operated in all material respects in the ordinary course of business and there has not been or occurred any event, condition, circumstance or change which has had or which is reasonably likely to have a material adverse effect on the Acquired Assets.

(h)

Compliance with Laws; No Legal Proceedings. Except as set forth on Schedule 3.1(h), Seller is, and at all times has been, in compliance with, and is operating its business and maintaining its Acquired Assets in compliance with, all Applicable Laws in all material respects. There is no Proceeding pending or, to the Knowledge of Seller, threatened against or affecting the Acquired Assets, and the Acquired Assets are not currently subject to any judgment, order or decree.

(i)

Intellectual Property. There are no adverse claims affecting or with respect to the Intellectual Property related to the Acquired Assets and such Intellectual Property is validly and beneficially owned or licensed by Seller, free and clear of all Liens. Seller has not received written notice of any claim that may be asserted against Seller for infringement or breach of any Intellectual Property of a Third Party, and, to the Knowledge of Seller, there are no claims that may be asserted against Seller for infringement or breach of any Intellectual Property of a Third Party. To the Knowledge of Seller, no Person is infringing on the Intellectual Property of the Acquired Assets. Each item of Intellectual Property related to the Acquired Assets owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use, assignment, transfer, or license by Purchaser immediately subsequent to the Closing hereunder without restrictions or limitations thereon.

(j)

Brokers. Seller has not incurred any Liability for brokers’ or finders’ fees in respect of this Agreement, the other Transaction Documents or the transactions contemplated herein or therein for which Purchaser has or would have any obligation or liability.

(k)

Taxes. All taxes relating to or otherwise affecting the Acquired Assets (whether or not shown on any Tax Returns) that have become due have been paid in full. There are no Liens for taxes on any of the Acquired Assets (other than statutory Liens for current taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate Proceedings).

(l)

Insolvency. Seller (i) is not insolvent, (ii) is not in receivership or dissolution, (iii) has not made any assignment for the benefit of creditors, (iv) has not admitted in writing its inability to pay its debts as they mature, (v) has not been adjudicated bankrupt or (vi) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor has any such petition been filed against Seller.

3.2	REPRESENTATIONS OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

(a)	Standing. Purchaser is a corporation duly incorporated and validly subsisting and in good standing under the laws of its jurisdiction of incorporation.

(b)

Authority. Purchaser has taken all necessary actions and has all requisite capacity, power and authority to enter into this Agreement and the other Transaction Documents required to be delivered by it pursuant hereto, and to perform its obligations hereunder and thereunder.

(c)

Execution and Enforceability of Documents. This Agreement has been and any other Transaction Document to which Purchaser is a party, will be, duly executed and delivered by it and constitute legal, valid, binding and enforceable obligations of Purchaser subject to the qualification that such enforceability may be subject to: (i) bankruptcy, insolvency, fraudulent preference, reorganization or other Applicable Laws affecting creditor’s rights generally; and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)

No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not violate, be in breach of, conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both) (i) the charter, bylaws or other governing documents of Purchaser, (ii) any provision of any material agreement or instrument to which Purchaser is party, or (iii) any Applicable Law.

(e)

Brokers. Purchaser has not incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in respect of this Agreement or the transactions contemplated herein for which Seller has any obligation or liability.

4.	COVENANTS

4.1	RIGHTS OF PURCHASER

From and after the Closing, Purchaser shall have title to the Acquired Assets. Without prejudice to the foregoing generality, from and after the Closing, Purchaser will have the exclusive right to sell or license interests in the Acquired Assets to Third Parties without accounting to Seller. From and after the Closing, Seller shall not have the right to sell, license or otherwise grant any interests in the Acquired Assets to any Third Party. Following the Closing, (a) Seller will promptly, and in any event not later than seven (7) days following receipt, forward to Purchaser any payments received by Seller or any of its Affiliates with respect to the Acquired Assets, and any such checks, drafts or other instruments payable to Seller or its Affiliate will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Purchaser, and (b) Seller will promptly forward to Purchaser any mail or other communications received by Seller or any of its Affiliates relating to the Acquired Assets or the Acquired Liabilities. Following the Closing, (i) Purchaser will promptly, and in any event not later than seven (7) days following receipt, forward to the Seller any payments received by Purchaser or any of its Affiliates with respect to the Excluded Assets, and any such checks, drafts or other instruments payable to any Purchaser or its Affiliate will, when so delivered, bear all endorsements required to effectuate the transfer of the same to Seller, and (ii) Purchaser will promptly forward to Seller any mail or other communications received by Purchaser or any of its Affiliates relating to the Excluded Assets or the Excluded Liabilities.

4.2	NOTICES AND CONSENTS; NONASSIGNABLE ACQUIRED ASSETS

(a)

Seller will give any notices to Third Parties required to transfer the Acquired Assets and will use commercially reasonable efforts obtain any Consents required to consummate the transactions contemplated by this Agreement. Seller agrees to execute all necessary documentation to effect and make binding the sale of the Acquired Assets to Purchaser.

(b)

If any Acquired Agreements or Permits included in the Acquired Assets are not by their respective terms assignable, or to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a Consent required in connection with the assignment, transfer or re-issuance thereof, this Agreement shall not constitute an assignment or attempted assignment thereof. With respect to any such Acquired Agreement or Permit, the Seller and Purchaser shall use their commercially reasonable efforts and cooperate with each other to obtain, or cause to be obtained, within ninety (90) days of the Closing Date, any written Consent necessary to convey to Purchaser the benefit thereof; provided, however, that neither Seller nor Purchaser shall be required to pay any out-of-pocket expenses therefor. To the extent that any such Consents cannot be obtained, (i) Purchaser and Seller shall cooperate in any commercially reasonable arrangement (such as subleasing, sublicensing or subcontracting) designed to provide Purchaser with the economic benefits of such nonassignable Acquired Agreements or Permits (including that Seller shall pay over to Purchaser within five (5) days of receipt thereof any monies received by Seller under or in connection with such nonassignable Acquired Agreements or Permits), (ii) Seller shall enforce at the request of and for the benefit of Purchaser any and all rights of Seller arising under such nonassignable Acquired Agreements or Permits (including a right of termination), and (iii) Purchaser shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Time. If the approval of the other party to such Acquired Agreement or Permit is obtained after the Closing Date, such approval will, as between Seller and Purchaser, constitute a confirmation (automatically and without further action of the parties) that such Acquired Agreement or Permit is assigned to Purchaser as of the Closing Time, and (automatically and without further action of the parties) that the liabilities with respect to such Acquired Agreement or Permit are, subject to the terms of this Agreement, assumed as of the Closing Time.

(c)

To the extent the Parties elect to consummate the transactions contemplated hereby prior to receiving filed copies of any UCC-3 amendment effectuating the release of any Lien encumbering any of the Acquired Assets, in each case, in form and substance reasonably satisfactory to Purchaser, following the Closing, Seller shall, at Purchaser’s request and at Seller’s sole cost and expense, timely file or record any such UCC-3 amendment.

4.3	TRANSFER TAXES

Seller shall (i) be responsible for (and shall indemnify, defend, and hold harmless Purchaser against) any and all Liabilities for any sales, use, filing, recording, transfer, real estate transfer, gross receipts, registration, duty, or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any taxing Governmental Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under Applicable Law and (ii) timely file or caused to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes.

4.4	CONFIDENTIALITY

Seller agrees, and shall cause its Affiliates:

(a)

not to disclose to any unauthorized Persons or use for its own account or for the benefit of any Third Party any and all information, whether or not such information is embodied in writing or other physical form, concerning the Acquired Assets, this Agreement, the Transaction Documents or any exhibits hereto or thereto or documents delivered hereunder or thereunder (collectively, the “Confidential Information”) without Purchaser’s prior written consent, unless and to the extent that such information (i) is or becomes generally known to and available for use by the public other than as a result of Seller’s fault or the fault of any other Person bound by a duty of confidentiality to Seller, (ii) is lawfully acquired by Seller or any of its Affiliates from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iii) is disclosed to its directors, officers, employees, affiliates, partners, shareholders, lenders, agents, consultants, advisers, legal counsel and experts for the purpose of consummating the transaction contemplated by this Agreement (so long as such Persons are bound by a duty of confidentiality with respect to such information and Seller shall be responsible for any disclosure of Confidential Information by any such Persons in violation of the terms hereof); provided, however, that this Section 4.4(a) shall not prohibit a Party from disclosing the transactions contemplated by this Agreement as may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant Party is subject or submits, in which instance the Parties shall reasonably cooperate as to the contents of any such disclosure. If Seller or any of its Affiliates are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of law, to the extent legally permissible, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such Confidential Information which Seller is, based on the advice of external legal counsel, legally required to be disclosed; and

(b)

to deliver to Purchaser, at or promptly after the Closing, all documents, data, memoranda, notes, plans, records, reports and other documentation, models, components, devices or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that Seller or its Affiliates may then possess or have under its control.

4.5	TRANSITION OF ACQUIRED ASSETS

Subject to the terms of this Agreement, the title to and interest in the Acquired Assets shall remain solely with the Seller until Closing at which time title to and interest in the Acquired Assets passes to the Purchaser. Seller shall cover the cost of and shall ensure due and proper delivery of the Acquired Assets to an address of the Purchaser in Houston, Texas or Calgary, Alberta, as stipulated by the Purchaser, and shall be and continue to be a trustee for the Purchaser in respect of all Acquired Assets until the same shall have been actually delivered and received or, in the case of Acquired Assets that cannot be transferred by delivery, formally transferred or assigned to the Purchaser. Following the Closing Time, Seller shall neither access any Data being part of the Acquired Assets nor delete or cause to be deleted any data stored electronically until such time as the Purchaser in writing has confirmed complete receipt without corruption (upon receipt of which deletion of all electronic copies held by or on behalf of Seller is to be carried out and confirmed). Without limitation to the foregoing, at the Closing, Seller shall deliver to Purchaser on a USB storage device or devices any and all Data that can be delivered in electronic form, including all final processed Data. Seller may deliver field tapes to Purchaser separately following the Closing (but in no event later than fourteen (14) days following the Closing Date), to an address in Houston, Texas or Calgary, Alberta, as notified in writing by Purchaser. Any Data or field tapes delivered by Seller shall be properly labelled and accompanied by a reasonably detailed inventory. Seller shall remain liable for any risk of loss or other damage to any Acquired Assets until delivered to Purchaser in accordance with this Section 4.5. For the avoidance of doubt, insofar as conflict arises between this Section 4.5 and any other section of this Agreement, this Section 4.5 shall prevail.

4.6	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

EXCEPT AS MAY EXPRESSLY BE SET FORTH IN ARTICLE 3 (INCLUDING THE SCHEDULES THERETO) OF THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (A) SELLER DISCLAIMS AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE ACQUIRED ASSETS (INCLUDING WITH RESPECT TO (1) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ASSETS FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, AND/OR (2) THAT THE ACQUIRED ASSETS ARE DELIVERED FREE OR RIGHTFUL CLAIM OF ANY THIRD PERSON AND (B) ALL OF THE ACQUIRED ASSETS TO BE TRANSFERRED OR THE ACQUIRED LIABILITIES TO BE ASSUMED OR TRANSFERRED, DIRECTLY OR INDIRECTLY, IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE

HEREBY EXPRESSLY DISCLAIMED. PURCHASER, TOGETHER WITH ITS ADVISORS, HAS MADE ITS OWN INVESTIGATION OF THE ACQUIRED ASSETS AND IS NOT RELYING ON ANY WARRANTIES, EXPRESS OR IMPLIED, PROVIDED ORALLY OR CONTAINED IN ANY MATERIALS PROVIDED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE (INCLUDING ANY ITEMS MADE AVAILABLE TO PURCHASER IN THE ELECTRONIC DOCUMENTATION SITE ESTABLISHED BY SELLER, OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE 3 (INCLUDING THE SCHEDULES THERETO) OF THIS AGREEMENT, IN DECIDING TO ENTER INTO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS AND CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT (INCLUDING THE SCHEDULES THERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE PARTIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING IN THIS SECTION 4.6 SHALL LIMIT THE RIGHT OF PURCHASER TO SEEK ANY AVAILABLE REMEDY FOR INTENTIONAL FRAUD.

5.	SURVIVAL AND INDEMNIFICATION

5.1	SURVIVAL

The representations and warranties of the Parties contained in this Agreement and contained in any document or certificate given pursuant hereto shall survive the execution and delivery of this Agreement and the Closing until the second (2nd) anniversary of the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely. The covenants and agreements of the Parties contained in this Agreement will survive the Closing in accordance with their terms. For greater certainty, no claim for indemnification for breaches of any representation, warranty, covenant or agreement may be asserted after the expiration of the applicable survival period set forth in this Section 5.1. Any claim for indemnification not made on or prior to such date shall be irrevocably and unconditionally released and waived. So long as an indemnified party asserts a claim for indemnification under and in accordance with this Article 5 prior to the expiration of the applicable survival period set forth in this Section 5.1, such indemnified party shall be deemed to have preserved its rights to indemnification under this Article 5 regardless of when such claim is ultimately liquidated or resolved.

5.2	SELLER INDEMNITY

Subject to the other terms and conditions of this Article 5, Seller is liable for, and shall indemnify, defend and hold harmless Purchaser, its Affiliates and each of their respective directors, shareholders, officers, employees, agents and representatives (the “Purchaser Indemnified Parties”) from and against, all losses, judgments, settlements, Liabilities, claims, damages, costs and expenses (including reasonable costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, court costs and other expenses of litigation) (“Losses”) suffered, sustained, paid or incurred by any Purchaser Indemnified Party with respect to, resulting from or arising out of:

(a)	the breach of any representations and warranties of Seller set forth in this Agreement or in any other Transaction Document ;

(b)	the breach of any of the covenants of Seller set forth in this Agreement or in any other Transaction Document ;

(c)	any Liens on the Acquired Assets (other than Liens created by or through Purchaser); or

(d)	any Excluded Liabilities.

5.3	PURCHASER INDEMNITY

Subject to the other terms and conditions of this Article 5, Purchaser is liable for, and shall indemnify, defend and hold harmless Seller, its Affiliates and each of their respective directors, shareholders, officers, employees, agents and representatives (the “Seller Indemnified Parties”) from and against, all Losses suffered, sustained, paid or incurred by any Seller Indemnified Party with respect to, resulting from or arising out of:

(a)	the breach of any representations and warranties of Purchaser set forth in this Agreement or in any other Transaction Document;

(b)	the breach of any of the covenants of Purchaser set forth in this Agreement or in any other Transaction Document; or

(c)	the Acquired Liabilities.

5.4	LIMITATIONS ON PURCHASER INDEMNIFIED PARTIES AND ADDITIONAL AGREEMENTS

(a)	The aggregate amount of all Losses for which Seller shall be liable hereunder shall not exceed the amount of proceeds actually received by Seller pursuant to Section 2.3.

(b)

In no event shall any Party be liable to any other person or entity under this Agreement for any (x) punitive damages, (y) exemplary damages or (z) damages that are not the probable and reasonably foreseeable result of the underlying breach, misrepresentation, inaccuracy, or default, whether based in contract, tort, strict liability or other law, except for any such damages described in the foregoing clauses (x), (y) or (z) to the extent actually paid or payable to a Third Party pursuant to any claim made by such Third Party.

(c)

In calculating any Losses, there shall be deducted any portion of such Losses that could reasonably have been avoided under and in accordance with the common law contract principles of the State of Texas regarding mitigation of damages. Notwithstanding anything herein to the contrary, no Party be entitled to be compensated more than once for the same claim under this Article 5.

(d)

Nothing in this Section 5.4 shall limit in any way the Seller’s liability for the Excluded Liabilities, and, as between Purchaser and Seller, Seller shall be exclusively liable for the Excluded Liabilities unless Purchaser agrees otherwise in a signed writing executed by all Parties.

5.5	ADJUSTMENT IN PURCHASE PRICE; PAYMENT OF INDEMNIFIABLE LOSSES

All indemnifiable Losses under this Agreement will be paid in cash in immediately available funds. The Parties agree that all indemnification amounts paid pursuant to this Article 5 constitute an adjustment to the Purchase Price for all purposes, including tax purposes. In the event any of the Purchaser Indemnified Parties are entitled to indemnifiable Losses under this Agreement or the Aklaq-Kuukpik Purchase Agreement, at Purchaser’s sole election, and without prejudice to any right it may have to proceed directly against the Seller, Purchaser shall be entitled to set off all or any part of the amount of such indemnifiable Losses for which the Seller is obligated to indemnify any such Purchaser Indemnified Party against any amounts payable by Purchaser or any of its Affiliates to Seller or any of its Affiliates under any agreement or arrangement or for any other reason. Purchaser’s exercise of its right of set-off pursuant to this Section 5.5 shall be conclusively evidenced by a notice to such effect given by Purchaser to Seller at least thirty (30) days before the set-off, which notice shall state the amount of the set-off, the reasons for it and the date on which Purchaser proposes applying such set-off. The Parties shall use commercially reasonable efforts prior to the date which Purchaser proposes applying such set-off to agree upon a resolution to any objection Seller has to such a set-off, but Purchaser may apply such proposed set-off on such proposed date if the Parties have been unsuccessful in agreeing another resolution (subject to Seller’s rights under this Agreement to dispute such set-off).

5.6	EXCLUSIVE REMEDY

EXCEPT FOR INTENTIONAL FRAUD CLAIMS, FROM AND AFTER THE CLOSING, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE 5 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, OR OTHERWISE RELATING TO THE ACQUIRED ASSETS; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, IT BEING ACKNOWLEDGED THAT MONETARY DAMAGES DUE TO THE NON-DEFAULTING PARTY IN SUCH CASE MAY NOT BE ADEQUATELY DETERMINED AT LAW.

5.7	EXPRESS NEGLIGENCE; LIMITATIONS ON DEFENSE TO CERTAIN CLAIMS

THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER

FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT A PURCHASER INDEMNIFIED PARTY MAKES ANY CLAIMS AGAINST THE SELLER UNDER THE PROVISIONS OF THIS ARTICLE 5, THE SELLER MAY NOT ASSERT AND HEREBY EXPRESSLY WAIVES AS A DEFENSE, COUNTERCLAIM, OR OTHERWISE THAT PURCHASER HAS BEEN NEGLIGENT IN CONDUCTING ITS DUE DILIGENCE RELATING TO ANY ASPECT OF SELLER OR THE ACQUIRED ASSETS. THE RIGHT TO INDEMNIFICATION IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE 5 WILL NOT BE AFFECTED BY ANY INVESTIGATION CONDUCTED WITH RESPECT TO, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH, ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT. THE OBLIGATIONS OF THE PARTIES HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL AUTHORITY OR THIRD PARTY.

6.	CLOSING PROCEDURES

6.1	CLOSING

The Closing shall take place at the offices of Purchaser at the Closing Time, or at such other time and place as may be mutually agreed to by the Parties.

6.2	SELLER’S DELIVERIES

At Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a)	all portions of the Acquired Assets as set forth in Section 4.5 (and except as delivery is allowed post-Closing pursuant to Section 4.5);

(b)	duly executed written copies of the Consents set forth on Schedule 6.2, in form and substance reasonably satisfactory to Purchaser;

(c)	the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit C, as duly executed and delivered by Seller;

(d)

copies of any payoff letters (or other similar documentation) for any items of debt for which a Lien encumbers any of the Acquired Assets and evidence reasonably satisfactory to Purchaser of all terminations or releases of any such Liens on the Acquired Assets;

(e)	the Funds Flow Memorandum, as duly executed and delivered by Seller;

(f)	Seller’s and ALASKAN Seismic Venture LLC’s executed signature page(s) to the Aklaq-Kuukpik Purchase Agreement; and

(g)	such other documents or acknowledgements as in the opinion of Purchaser may be reasonably necessary for the Closing.

6.3	PURCHASER DELIVERIES

At Closing, Purchaser shall deliver the following to Seller:

(a)	the Purchase Price, in accordance with Section 2.3;

(b)	the Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit C, as duly executed and delivered by Purchaser;

(c)	the Funds Flow Memorandum, as duly executed and delivered by Purchaser;

(d)	Purchaser’s executed signature page(s) to the Aklaq-Kuukpik Purchase Agreement; and

(e)	such other documents or acknowledgements as in the opinion of Seller may be reasonably necessary for the Closing.

6.4	COOPERATION AFTER CLOSING

The Parties to this Agreement shall take, or shall cause to be taken, such actions and execute and deliver such documents after the Closing as are necessary, proper or advisable under Applicable Law to fully execute documents and to complete the Closing and to more fully carry out the intent of this Agreement.

7.	GENERAL

7.1	ENTIRE AGREEMENT; AMENDMENTS; NO WAIVERS

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

7.2	NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

SAExploration, Inc.,

1160 Dairy Ashford Road, Suite 160

Houston, Texas 77079

Attn: Michael Faust

with copies to (which shall not constitute notice):

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, TX 77002

Attn: E. James Cowen

If to Purchaser, to:

TGS-NOPEC Geophysical Company ASA

Lensmannslia 4

N-1386

Asker, Norway

Attn: Chief Financial Officer

with copies to (which shall not constitute notice):

TGS-NOPEC Geophysical Company

10451 Clay Road

Houston, TX 77041

Attn: General Counsel

and

Locke Lord LLP

600 Travis, Suite 2800

Houston, TX 77002

Attn: Scott Arrington

7.3	ANNOUNCEMENTS

Each Party shall provide the other with a reasonable opportunity to review and comment on any public announcement with respect to this Agreement. The foregoing shall not limit any announcement by any Party as may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Authority to which the relevant Party is subject or submits, provided that such Party uses its commercially reasonable efforts to consult with the other Parties before making any such announcement. Nothing in this Section 7.3 shall limit the provisions of Section 4.4.

7.4	BINDING EFFECT; ASSIGNMENT

This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Acquired Assets) to any Affiliate of Purchaser. Notwithstanding the foregoing, Purchaser acknowledges that Seller has collaterally assigned to its lenders and noteholders, or to the administrative agents, collateral agents or indenture trustee acting on behalf of such lenders and noteholders (or their successors and assigns, collectively, the “Permitted Assignees”), all of Seller’s rights to collect any amounts payable to Seller under this Agreement and any remedies associated with such rights (and Purchaser consents to the foregoing), it being understood that any such assignment will not relieve Seller from its obligations hereunder and that any such enforcement by the Permitted Assignees will be in accordance with, and subject to, the terms and provisions of this Agreement in the same manner as same would be applicable to Seller.

7.5	EXPENSES

Seller and Purchaser covenant and agree that each shall bear their own expenses incurred in connection with the preparation and execution of this Agreement and the completion of the transactions contemplated by this Agreement including, but not limited to, all compensation and expenses of legal counsel, financial advisors, consultants and independent accountants.

7.6	ELECTRONIC SIGNATURES

Each Party agrees that the electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol or process attached to or logically associated with a record and executed and adopted by a Party with the intent to sign such record, including facsimile or e-mail electronic signatures.

7.7	GOVERNING LAW; VENUE

This Agreement, any dispute or matter arising out of or in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including all claims or causes of action (whether in contract or tort), or the negotiation, execution or performance hereof or thereof, and the legal relationship among the Parties, shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with and under the laws of the State of Texas, including such Applicable Laws relating to applicable statutes of limitation and burdens of proof and available remedies, regardless of the Applicable Laws that might otherwise govern under principles of conflict of laws thereof, and shall, in all respects, be treated as a contract made in Texas. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state courts located in Harris County, Texas and to the federal courts of the Southern District of Texas,

Houston Division and all courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, and each Party waives any objection that such courts are an inconvenient forum. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.8	SEVERABLE PROVISIONS

If any term or provision of this Agreement is illegal, invalid or unenforceable, then that term or provision is deemed deleted from this Agreement. That deletion does not affect the legality, validity or enforceability of the rest of this Agreement.

7.9	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

SIGNED:

SAEXPLORATION, INC.	TGS-NOPEC GEOPHYSICAL COMPANY ASA

By:	/s/ Michael J. Faust	By:	/s/ Dean Zuzic
Name: Michael Faust		Name: Dean Zuzic
Title: Chief Executive Officer and President		Title: CFO
Date: January 10, 2020		Date: January 10, 2020

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]